EXHIBIT 99.1

Terra Tech Corp. to Commence Adult Use Cannabis Sales in California on January 1, 2018

Terra Tech granted temporary adult-use licenses by State of California

Irvine, CA — December 31, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced that it has received State of California Temporary Authorization to cultivate, non-volatile manufacture, distribute and retail cannabis for California’s adult-use and medical markets, effective January 1, 2018. Terra Tech plans to commence adult-use cannabis sales to the California market immediately through its Blüm retail dispensaries located in Oakland and Santa Ana.

Terra Tech first started selling medical cannabis products to patients in California through its Blüm dispensary in Oakland. In anticipation of adult-use sales, the Company opened a second Blum retail location in Santa Ana, California in September, 2017 and is currently constructing a Blum dispensary in San Leadro, which is expected to open to the public in early 2018. The Company is also expanding its cultivation facilities through its ‘Craft Cultivation’ model, and has signed two craft cultivators, based in Honeydew and Salinas, to ramp production of the Company’s IVXX-brand of premium cannabis. The Company’s IVXX cannabis is grown and harvested under the safest and most beneficial conditions, free of toxic pesticides, harmful molds and chemical residues. All products are rigorously tested and certified to the highest standards of potency and purity.

“California has the oldest medical cannabis program in the nation and has the largest population out of any state in America. This adult-use license allows us to significantly expand our potential customer base in California beyond the medical market,” commented Derek Peterson, Chief Executive Officer of Terra Tech. “Terra Tech is one of only a handful of companies that has been issued this adult-use license in time for the Jan 1st start date. We believe this first mover advantage will enable us to grow our brand and gain traction with new customers in what is expected to be the nation’s largest cannabis market. Over the past several months we have worked diligently to expand both our retail presence and our cultivation facilities to prepare us for this exciting opportunity and we look forward to capitalizing on our progress to grow sales and build value for shareholders.”

The state of California Temporary Authorization to conduct medical and adult cannabis retail sales, manufacturing, cultivation and distribution will be valid for 120 days and may be extended for an additional 90 days. This transition period, from January 1, 2018 through July 1, 2018, allows for existing operators to apply for their annual permits and affords the industry an opportunity to align all business operations with new state requirements. During this time period existing operators with local approval are authorized to retail the inventory on hand as of December 31, 2017, so long as it is appropriately labeled and in controlled packaging. Terra Tech is required to submit further information and documents related to each of its respective business entities to the State of California in order to secure annual adult-use and medical licenses, including but not limited to incorporation documents, business operational plans, financial information, and leadership/executive information, labor peace agreements for operations with more than 20 employees, along with proof of local approval to operate.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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